Exhibit 10.1

Conformed through First Amendment to Loan and Security Agreement, dated as of November 20, 2017 Second Amendment to Loan and
Security Agreement, dated as of August 14,2018 Third
Amendment to Loan and Security Agreement, dated as of
December 12, 2018 Fourth Amendment to Loan and Security
Agreement, dated as of March 1, 2019

CASPER SLEEP INC.

CASPER SCIENCE LLC

CASPER SLEEP RETAIL LLC

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of April 27, 2016, by and among PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and Casper Sleep Inc., Casper Science LLC and Casper Sleep Retail LLC (individually and collectively referred to herein as “Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2                               Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for (i) non-compliance with FAS 123R in monthly reporting, (ii) with respect to unaudited financial statements for the absence of footnotes, and (iii) Borrower’s recognition of revenue from product sales on the shipment date rather than the arrival date). If at any time any change in GAAP would affect the computation of any financial ratio or covenant requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or covenant requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or covenant requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that any obligation of a Person under a lease (whether existing now or in the future) that is not or would not be a capital lease obligation under GAAP as in effect on the date of this Agreement shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Credit Extensions.

(a)                                 Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)                                 Advances Under Non-Formula Revolving Line.

(i)                                    Amount. Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit, (1) Borrower may request Formula Advances in an aggregate outstanding principal amount not to exceed the lesser of (A) the Formula Revolving Line or (B) the Borrowing Base, in each case less any amounts outstanding under the Ancillary Services Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Formula Revolving Maturity Date, at which time all Formula Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Formula Advances without penalty or premium.

(ii)                                Form of Request. Whenever Borrower desires a Formula Advance, Borrower will notify Bank by facsimile transmission, telephone, or email no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers), on the Business Day that the Formula Advance is to be made. Each such notification shall be promptly confirmed by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. Bank is authorized to make Formula Advances under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Formula Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic or email notice given by a person whom Bank reasonably believes to be an Authorized Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance. Bank will credit the amount of Formula Advances made under this Section 2.1(b) to Borrower’s deposit account.

(iii)                            Ancillary Services Sublimit. Subject to the availability under the Formula Revolving Line, at any time and from time to time from the date hereof through the Business Day immediately prior to the Formula Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Formula Revolving Line shall be reduced by the aggregate limits of (i) any outstanding and undrawn amounts under all Letters of Credit issued hereunder, (ii) corporate credit card services provided to Borrower, (iii) the total amount of any Automated Clearing House processing reserves, the applicable Foreign Exchange Reserve Percentage, and (v) any other reserves taken by Bank in connection with other treasury management services requested by Borrower and approved by Bank. In addition, Bank may, in its sole discretion, charge as Formula Advances any amounts for which Bank becomes liable to third parties in connection with the provision of the Ancillary Services. The terms and conditions (including repayment and fees) of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, which Borrower hereby agrees to execute as a condition to obtaining the applicable Ancillary Services.

(iv)                             Collateralization of Obligations Extending Beyond Maturity. If Borrower has not secured to Bank’s satisfaction its obligations with respect to any Ancillary Services by the Formula Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Ancillary Services. Borrower authorizes Bank to hold such balances (but only in an amount not to exceed the then outstanding Ancillary Services) in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

(c)                                  Term Loan.

(i)                                    Subject to and upon the terms and conditions of this Agreement, including without limitation the Aggregate Borrowing Limit set forth in Section 2.2 hereof, Bank agrees to make one (1) or more term loans to Borrower in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) (each a “Term Loan” and collectively the “Term Loans”). Borrower may request Term Loans at any time from the date hereof through the Availability End Date. The proceeds of the Term Loans shall be used for general corporate purposes, including, working capital purposes and for capital expenditures.

(ii)                                Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and prior to the Availability End Date for the applicable Term Loan shall be payable monthly beginning on the 1st day of the month next following such Term Loan, and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Availability End Date shall be payable in thirty-three (33) equal monthly installments of principal, plus all accrued interest, beginning on the date that is one month immediately following the Availability End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrower may prepay any Term Loan without penalty or premium.

(iii)                            When Borrower desires to obtain a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by an Authorized Officer.

2.2                               Aggregate Borrowing Limit; Overadvances. The aggregate amount of outstanding Credit Extensions hereunder shall at no time exceed the Aggregate Borrowing Limit. If the aggregate amount of Credit Extensions hereunder exceeds the Aggregate Borrowing Limit at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate amount of the outstanding Formula Advances (inclusive of any amounts outstanding under the Ancillary Services Sublimit) exceeds the lesser of the Formula Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess. If the aggregate outstanding amount used for Ancillary Services exceeds the Ancillary Services Sublimit, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3                               Interest Rates, Payments, and Calculations.

(a)                                 Interest Rates.

(i)                                    Formula Advances. Except as set forth in Section 2.3(b), the Formula Advances shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) the Prime Rate then in effect; or (B) 3.50%.

(ii)                                Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) the Prime Rate then in effect; or (B) 3.50%.

(b)                                 Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)                                  Payments. Interest under the Formula Revolving Line shall be due and payable on the 1st day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Formula Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)                                 Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4                               Crediting Payments. If no Event of Default exists, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5                               Fees. Borrower shall pay to Bank the following:

(a)                                 Facility Fee. On or before the Closing Date, a fee equal to $8,500, which shall be nonrefundable;

(b)                                 Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, with such Bank Expenses attributable to loan documentation and lien and judgment searches and filings to equal no more than $10,000, provided that there are no more than two turns of the Loan Documents drafts; and, after the Closing Date, all Bank Expenses, as and when they become due;

(c)                                  Anniversary Fee. On October 1, 2018 and on each annual anniversary of such date (other than the Term Loan Maturity Date), a nonrefundable fee of $8,500; and

(d)                                 Success Fee. Upon a Liquidity Event or Change in Control, a one- time fee equal to $150,000. This Section 2.5(d) shall survive any termination of this Agreement.

2.6                               Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.                                      CONDITIONS OF LOANS.

3.1                               Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a)                                 this Agreement;

(b)                                 an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)                                  a financing statement (Form UCC-1);

(d)                                 Borrower shall have opened and funded not less than $50,000 in deposit accounts held with Bank;

(e)                                  payment of the fees and Bank Expenses then due specified in Section 2.5, which may be debited from any of Borrower’s accounts with Bank;

(f)                                   current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)                                 current financial statements, including audited statements (or such other level required by Borrower’s board of directors) for Borrower’s most recently ended fiscal year, together with an unqualified opinion (or an opinion qualified only for going concern so long as Borrower’s investors provide additional equity as needed), company prepared consolidated and consolidating balance sheets, income statements, and statements of cash flows for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(h)                                 a current Compliance Certificate in accordance with Section 6.2;

(i)                                    evidence that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank;

(j)                                    a Borrower Information Certificate; and

(k)                                 such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2                               Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:

(a)                                 timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b)                                 receipt by Bank of an account control agreement, in form and substance satisfactory to Bank, with respect to Borrower’s depository and operating accounts at Chase Bank, duly executed by Borrower and Chase Bank;

(c)                                  in Bank’s sole discretion, there has not been a Material Adverse

Effect; and

(d)                                 the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Except for Permitted Liens, Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.

4.2                               Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.11 below, obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations (other than inchoate indemnity obligations) are outstanding. Borrower shall take such other actions as Bank requests to perfect its security interests granted under this Agreement.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1                               Due Organization and Qualification. Borrower and each Subsidiary is a corporation or limited liability company duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2                               Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized,

and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Organizational Documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3                               Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims and restrictions on transfer or pledge except for Permitted Liens. Except as otherwise disclosed to Bank from time to time, other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value not in excess of $250,000, is located solely in the Collateral States. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as permitted under Section 6.6, none of Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates. The contracts that generate revenue included in the calculation of the Borrowing Base are bona fide existing obligations and are in full force and effect as of the date of such inclusion. Borrower has not received notice of an actual or imminent Insolvency Proceeding of a counterparty to a contract that generates revenues included in the calculation of the Borrowing Base.

5.4                               Intellectual Property. Borrower is the sole owner of the intellectual property created or purchased by Borrower, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents created or purchased by Borrower is valid and enforceable, and no part of the intellectual property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5                               Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6                               Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency that would reasonably be expected to have a Material Adverse Effect.

5.7                               No Material Adverse Change in Financial Statements. All consolidated, and, if requested by Bank, consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated, and if requested by Bank, consolidating financial condition as of the date thereof and Borrower’s consolidated, and if requested by Bank, consolidating results of operations for the period then ended (provided, that with respect to unaudited financial statements, Borrower has prepared such unaudited financial statements in good faith and substantially in accordance with GAAP principles, but such unaudited financial statements remain subject to review and audit by

Borrower’s independent certified public accounting firm, and provided further, that, except with respect to Borrower’s recognition of revenue from product sales on the shipment date rather than the arrival date, any deviation from GAAP principles in the presentation of Borrower’s revenue or cash position will be presumed to be a material deviation). There has not been a material adverse change in the consolidated, and if requested by Bank, consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8                               Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9                               Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10                        Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11                        Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12                        Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any material license or other agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.

5.13                        Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.                                      AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1                               Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in their respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2                               Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (i) within thirty (30) days after the end of month, unaudited consolidated balance sheet, income statement, statement of cash flows, prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments) accompanied by a report detailing any material contingencies and detailing returns of Borrower’s products or services during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited (or such other level as is required by Borrower’s board of directors) consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified or qualified only for going concern so long as Borrower’s investors commit to provide additional equity as needed or otherwise consented to in writing by Bank on such financial statements; (iii) within five (5) business days of approval thereof, but in any event no later than sixty (60) days following the end of each fiscal year, of an annual budget and business plan; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $500,000 or more; (vi) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vii) promptly following any such change, notice that Borrower has changed its practice of recognizing revenue from product sales as of the shipment date; and (viii) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(a)                                 Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with (i) detailed aged listings by invoice date of accounts receivable and accounts payable and (ii) a Net Revenue Report, each in form and substance reasonably satisfactory to Bank.

(b)                                 Promptly and in any event within five (5) Business Days after becoming aware of the occurrence and continuance of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c)                                  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

(d)                                 Within thirty (30) days after the end of each month, Borrower shall deliver to Bank a Borrowing Base Certificate calculated as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3                               Inventory and Equipment; Returns. Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrower gives prior written notice. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all disputes and claims involving inventory having a book value of more than $100,000.

6.4                               Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

6.5                               Insurance. Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason. Within 30 days of the Closing Date, Borrower shall cause to be furnished to Bank a copy of its policies including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6                               Bank Accounts. Subject to the provisions of Section 3.1(d), Borrower within 30 days of the Closing Date shall maintain, in depository and/or operating accounts with Bank, Cash equal to the lesser of (a) $25,000,000 or (b) 40% of Borrower’s total Cash. Any of Borrower’s Cash not maintained at Bank shall be held in an account subject to an account control agreement in favor of Bank. Borrower shall provide Bank, upon Bank’s request, account, balance and other information requested by Bank with respect to Borrower’s Cash maintained outside of Bank. Prior to maintaining any investment accounts with Bank’s affiliates, Borrower, Bank, and any such affiliate shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance satisfactory to Bank.

6.7                               Financial Covenants. Borrower shall at all times maintain at least one of the following financial ratios and covenants:

(a)                                 Minimum Cash at Bank. A balance of Cash at Bank, plus Cash at a Bank Affiliate in an account covered by an account control agreement acceptable to Bank, of not less than $25,000,000, calculated on an aggregate basis for Borrower and its Credit Party Subsidiaries and monitored on a daily basis.

(b)                                 Minimum Net Revenue. Measured monthly and calculated on a cumulative and consolidated basis for Borrower and its Subsidiaries beginning January 1, 2019, Borrower shall achieve Net Revenue of at least the amounts shown in the table immediately below for the corresponding reporting periods on a calendar year to date basis. For subsequent reporting periods, Bank shall use the budget delivered pursuant to Section 6.2 to establish the minimum Net Revenue amounts for such year after reasonable consultation with Borrower (which amounts shall reflect the greater of (i) 60% of Borrower’s board-approved plan and (ii) a 30% increase over actual Revenue from the preceding year), with such amounts being incorporated herein by an amendment, which Borrower hereby agrees to execute. In addition, if no minimum Net Revenue level is in effect as of the last day of a particular month, then the covenant level for that day shall be deemed to be an amount that is 10% greater than the minimum Net Revenue required by this Section 6.7(b) for the immediately preceding month.

Reporting Period Ending (on a calendar year to date basis)	Minimum Net Revenue
January 31, 2019	$24,000,000
February 28, 2019	$55,000,000
March 31, 2019	$80,000,000
April 30, 2019	$112,000,000
May 31, 2019	$145,000,000
June 30, 2019	$185,000,000
July 31, 2019	$230,000,000
August 31, 2019	$280,000,000
September 30, 2019	$320,000,000
October 31, 2019	$358,000,000
November 30, 2019	$415,000,000
December 31, 2019	$450,000,000

6.8                               Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license agreement or other similar agreement (excluding, for the avoidance of doubt, shrink-wrap licenses and other ordinary course license agreements entered into by Borrower in the ordinary course of business), Borrower shall (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition, and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.9                               Creation/Acquisition of Subsidiaries. In the event that any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (a) to cause such New Subsidiary, if such New Subsidiary is organized under the laws of the United States, to become either a co-Borrower hereunder or a secured guarantor with respect to the Obligations; and (b) to grant and pledge to Bank a perfected security interest in (i) 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is organized under the laws of the United States, and (ii) 65% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary which is not organized under the laws of the United States. Notwithstanding the foregoing, so long as Borrower maintains an aggregate balance of Cash at Bank plus Cash in an account covered by a control agreement acceptable to Bank of at least $25,000,000, Borrower shall not be required to comply with the terms of Section 6.9(b)(ii) above with respect to New Subsidiaries created or acquired after the Closing Date; provided, however, prior to or concurrently with the pledge of any stock, units or other evidence of ownership to Subordinated Lender, Borrower will pledge such stock, units or other evidence of ownership to Bank pursuant to a pledge agreement acceptable to Bank. If, at any time, Borrower fails to maintain an aggregate balance of Cash at Bank plus Cash in an account covered by a control agreement acceptable to Bank of at least $25,000,000, Borrower shall notify Bank within ten (10) days and shall have twenty (20) Business Days comply with the terms of Section 6.9(b)(ii) with respect to all New Subsidiaries created or acquired after the Closing Date.

6.10                        Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1                               Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2                               Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 15 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; suffer the resignation of one or more directors from its board of directors in anticipation of Borrower’s insolvency without the prior written consent of Bank, which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than the business currently engaged in, substantially similar thereto or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3                               Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $350,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) if Borrower is a party to the merger, then Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity; provided, however, that Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any Person to attempt to facilitate a merger or acquisition of Borrower; provided however, Borrower may enter into any such agreement without Bank’s prior written consent so long as (i) no Event of Default exists when such agreement is entered into by Borrower, (ii) such agreement does not give such Person the right to claim any fee, payment or damages from any parties, other than from Borrower or Borrower’s investors, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, and (iii) Borrower notifies Bank in advance of entering into such an agreement (provided, the failure to give such notification shall not be deemed a material breach of this Agreement).

7.4                               Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank. Notwithstanding the foregoing, Borrower shall be permitted to make Permitted Payments (as defined in the Subordination Agreement) under the Subordinated Loan Agreement so long as a Payment Blockage Period (as defined in the Subordination Agreement) is not then in effect, an Event of Default has not occurred and is continuing, or an Event of Default would not result from the Permitted Payment

7.5                               Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property, (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment, (c) the Person that finances the purchase of Equipment referred to in clause (c) of the definition of “Permitted Liens”, (d) the holder of the Lien on cash collateral referred to in clause (h) of the definition of “Permitted Liens”, (e) the Person holding collateral on deposit referred to in clause (j) of the definition of “Permitted Liens”, (f) the counterparties to binding contractual arrangements with respect to the merger or acquisition of Borrower, or (g) Subordinated Lender, provided that a Lien in favor of Bank is not prohibited thereunder), that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6                               Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) make dividends in capital stock, (ii) convert any convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (iii) pay cash in lieu of the issuance of fractional shares in connection with any conversion or exercise of convertible securities, (iv) repurchase the stock of former employees, consultants or directors in an aggregate amount not to exceed $1,000,000 in any fiscal year, pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (v) repurchase the stock of former employees or directors pursuant to stock repurchase agreements in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, consultants or directors to Borrower regardless of whether an Event of Default exists.

7.7                               Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to, any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its Investment Property with a Person other than Bank or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8                               Capitalized Expenditures. Make Capitalized Expenditures in excess of (a) $9,000,000 in the aggregate in Borrower’s 2018 fiscal year or (b) $39,000,000 in the aggregate in Borrower’s 2019 fiscal year. For subsequent reporting periods, Bank shall use the budget delivered pursuant to Section 6.2 to establish the Capitalized Expenditure limit for such year after reasonable consultation with Borrower, with such amounts being incorporated herein by an amendment, which Borrower hereby agrees to execute.

7.9                               Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) transactions permitted pursuant to clause (d) of the definition of “Permitted Investments” or the terms of Section 7.6 of this Agreement, (iii) reasonable compensation arrangements approved by Borrower’s board of directors, and (iv) equity or Subordinated Debt financings with Borrower’s investors, so long as such financings do not result in a Change in Control.

7.10                        Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.11                        Inventory and Equipment. Store within the United States, the Inventory or the Equipment of a book value in excess of $1,000,000 with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $1,000,000, and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment in the United States only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral. Notwithstanding the foregoing, Bank hereby agrees that it shall not require any action by, or on behalf of, Borrower necessary to perfect its right in Borrower’s Inventory or Equipment or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral if Borrower’s aggregate balance of Cash at Bank plus Cash in an account covered by a control agreement acceptable to Bank is at least $25,000,000; provided, however, prior to or concurrently with Borrower taking any action to perfect Subordinated Lender’s right in Borrower’s Inventory or Equipment or the delivery of any bailee acknowledgment to Subordinated Lender, Borrower will take any action necessary to perfect Bank’s rights in Borrower’s Inventory or Equipment and obtain a bailee acknowledgement of Bank’s rights in the Collateral. If, at any time, Borrower fails to maintain an aggregate balance of Cash at Bank plus Cash in an account covered by a control agreement acceptable to Bank of at least $25,000,000, Borrower shall have ten (10) days to comply with the terms of this Section 7.11.

7.12                        No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1                               Payment Default. If Borrower fails to pay any of the Obligations when due, provided that an Event of Default shall not occur on account of Borrower’s failure to pay an Obligation when due solely due to an administrative or operational error by Bank if Borrower had sufficient funds in its deposit account to make the payment in full when due and Borrower makes the payment one (1) Business Day following Borrower’s knowledge of such failure to pay;

8.2                               Covenant Default.

(a)                                 If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts) or 6.7 (financial covenants), or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                                 If Borrower fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrower be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3                               Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4                               Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5                               Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6                               Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties (a) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000), (b) in connection with any lease of real property, if such default or failure to perform results in the right of another party to terminate such lease and if termination of such lease would reasonably be expected to result in a Material Adverse Effect (provided that, Borrower shall be permitted to default or not perform under the terms of such lease if Borrower is contesting the terms of such lease in good faith by appropriate proceedings, and in such circumstances, such default or failure to perform shall not constitute an Event of Default hereunder unless a Material Adverse Effect actually results therefrom), or (c) that would reasonably be expected to have a Material Adverse Effect;

8.7                               Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 30 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8                               Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.                                      BANK’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                 Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)                                 Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)                                  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)                                 Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)                                  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)                                   Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g)                                 Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(h)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any

Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i)                                    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(j)                                    Bank may credit bid and purchase at any public sale;

(k)                                 Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(l)                                    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank’s compliance with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2                               Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3                               Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                               Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; and/or (b) set up such reserves under the Formula Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5                               Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6                               No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7                               Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8                               Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first- class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:                                                               Casper Sleep Inc.
230 Park Ave., 13th Floor
New York, NY 10003
Attn:                    Greg Macfarlane
Email: ####.##########@casper.com

with a copy to:                                                               Casper Sleep Inc.
230 Park Ave., 13th Floor
New York, NY 10003
Attn:                    Mike Magee
Email: ####.#####@casper.com

If to Bank:                                                                                   Pacific Western Bank
406 Blackwell Street, Suite 240
Durham, North Carolina 27701
Attn: Loan Operations Manager
FAX: (###) ###-####

with a copy to:                                                               Pacific Western Bank
475 Fifth Avenue, 18th Floor
New York, NY 10017
Attn: Alan Faulkner
FAX: (###) ###-####

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE

OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.                               GENERAL PROVISIONS.

12.1                        Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2                        Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorney’s fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3                        Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4                        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5                        Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6                        Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7                        Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8                        Confidentiality. In handling any confidential information, Bank and Borrower and all employees and agents of such party shall exercise the same degree of care that such party exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) in the case of Bank, to the subsidiaries or Affiliates of Bank or Borrower in connection with their present or prospective business relations with Borrower, (ii) in the case of Bank, to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) in the case of Bank, as may be required in connection with the examination, audit or similar investigation of Bank, and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of the receiving party when disclosed to such party, or becomes part of the public domain after disclosure to such receiving party through no fault of such receiving party; or (b) is disclosed to such receiving party by a third party, provided such receiving party does not have actual knowledge that such third party is prohibited from disclosing such information.

13.                               CO-BORROWER PROVISIONS.

13.1                        Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, such Borrower and each other Borrower, including without limitation Loan Advance/Paydown Request Forms, Borrowing Base Certificates and Compliance Certificates.

13.2                        Enforcement of Rights. Each Borrower is jointly and severally liable for the Obligations, and Bank may proceed against any Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower.

13.3                        Borrowers as Agents. Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of a Borrower.

13.4                        Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5                        Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

13.6                        Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.

13.7                        Right to Settle, Release.

(a)                                 The liability of each Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)                                 The liability of each Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

13.8                        Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations, and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination, provided, that so long as no Event of Default exists, any such Indebtedness may be paid by a Borrower to another Borrower.

********

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CASPER SLEEP INC.

By:	/s/ Jason Costi
Name:	Jason Costi
Title:	Vice President of Finance

CASPER SCIENCE LLC

By:	/s/ Jonathan Truppman
Name:	Jonathan Truppman
Title:	Secretary

PACIFIC WESTERN BANK

By:	/s/ Alan Faulkner
Name:	Alan Faulkner
Title:	SVP

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Aggregate Borrowing Limit” means $25,000,000.

“Ancillary Services” means any products or services requested by Borrower and approved by Bank under the Formula Revolving Line, including and without limitation, corporate credit card services, Automated Clearing House transactions, FX Contracts, Letters of Credit, or other treasury management services.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Formula Revolving Line not to exceed $10,000,000.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors. If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Availability End Date” means November 1, 2018.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrowing Base” means an amount equal to (i) for the period from the First Amendment Date through July 31, 2018, three hundred percent (300%), or (ii) from and after August 1, 2018, one hundred fifty percent (150%) (in either case, the “Advance Rate”), of most recent average trailing three (3) month’s GAAP gross profit (revenues minus cost of goods sold) for Borrower and its Subsidiaries on a consolidated basis, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower pursuant to Section 6.2(b) of this Agreement.

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“Borrowing Base Certificate” means a borrowing base certificate, in substantially the form of Exhibit E attached hereto, executed by a Responsible Officer of Borrower.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and capitalized cash expenditures for software development.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction (other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B-1, B-2 and B-3 attached hereto and all Negotiable Collateral to the extent not described on Exhibit B-1, B-2 and B-3, except to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9- 408 of the Code), (ii) is property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC) or a Foreign Subsidiary, in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations or Foreign Subsidiary entitled to vote, or (iv) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

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“Collateral State” means the state or states where the Collateral is located, which is New York, Connecticut, California and Georgia.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Formula Advance, Term Loan, or any other extension of credit, by Bank to or for the benefit of Borrower hereunder.

“Credit Party Subsidiaries” are Subsidiaries of Borrower that are either co-borrowers hereunder or Secured Guarantors.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8. “First Amendment Date” means October 12, 2017.

“Foreign Exchange Reserve Percentage” means a percentage of reserves for FX Contracts as determined by Bank, in its sole discretion from time to time.

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“Formula Advance” or “Formula Advances” means a cash advance or cash advances under the Formula Revolving Line.

“Formula Revolving Line” means a Credit Extension of up to $30,000,000.

“Formula Revolving Maturity Date” means September 1, 2019; provided that, if Borrower is in compliance with all terms of this Agreement on such date, and if Borrower notifies Bank in writing that Borrower wishes to extend the maturity date, then the term “Formula Revolving Maturity Date” shall instead mean September 1, 2020.

“FX Contracts” means contracts between Borrower and Bank for foreign exchange transactions.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity Event” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of Borrower, (b) any reorganization, consolidation, merger or sale of the voting securities of Borrower or any other transaction where the holders of Borrower’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) an initial public offering of Borrower’s equity securities.

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“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on: (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents; or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Revenue” means revenue net of any sales, discounts, and returns, all as determined and recognized in accordance with GAAP.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, bylaws and other constitutional documents, including the certificate of designation for any series of its preferred stock, (b) with respect to any limited liability company, its articles of organization and operating agreement, or other comparable documents however named, and (c) with respect to any partnership, its partnership agreement.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)                                 Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                                  Indebtedness not to exceed $500,000 in the aggregate principal amount at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

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(d)                                 Subordinated Debt;

(e)                                  Indebtedness to trade creditors incurred in the ordinary course of business and Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                   Indebtedness that constitutes a Permitted Investment;

(g)                                 Indebtedness consisting of guaranties of Indebtedness of a Borrower or Secured Guarantor that otherwise constitutes Permitted Indebtedness;

(h)                                 unsecured Indebtedness not otherwise permitted hereunder not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in principal amount outstanding at any time;

(i)                                    Indebtedness related to Borrower’s use of corporate credit card facilities in an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Credit Card Indebtedness”); and

(j)                                    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)                                 Investments existing on the Closing Date disclosed in the Schedule;

(b)                                 (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A- 2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts, (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors;

(c)                                  Investments accepted in connection with Permitted Transfers;

(d)                                 (w) Investments of Subsidiaries in or to other Subsidiaries or Borrower, (x) Investments by a Borrower or Secured Guarantor in any other Borrower or Secured Guarantor, and (y) provided that Borrower’s aggregate balance of Cash at Bank plus Cash in an account covered by a control agreement acceptable to Bank is at least $25,000,000, Investments by Borrower in Subsidiaries (that are not a Borrower or a Secured Guarantor) not to exceed $14,000,000 in the aggregate in any fiscal year;

(e)                                  Investments not to exceed $500,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances

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in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)                                   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h)                                 Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year;

(i)                                    Investments permitted under Section 7.3; and

(j)                                    Other Investments in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year.

“Permitted Liens” means the following:

(a)                                 Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b)                                 Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c)                                  Liens not to exceed $500,000 in the aggregate principal amount at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)                                 Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase other than in connection with any fees or premiums paid in connection with such refinancing;

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(e)                                  Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments);

(f)                                   subject to Section 6.6, Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by, such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(g)                                 Liens securing Subordinated Debt;

(h)                                 Liens on cash collateral in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) to secure Borrower’s Credit Card Indebtedness;

(i)                                    Liens of carriers, warehousemen, suppliers or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens are not delinquent or remain unpayable without penalty or which are being contested in good faith and by appropriate proceedings;

(j)                                    Liens to secure payment of workers’ compensation, employment insurance, old-age pension, social security and other similar obligations incurred in the ordinary course of business and deposits and/or rights of setoff to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; and

(k)                                 Liens consisting of non-exclusive licenses and leases of property in the ordinary course of business.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)                                 Inventory in the ordinary course of business;

(b)                                 licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)                                  worn-out, surplus or obsolete Equipment;

(d)                                 grants of security interests and other Liens that constitute Permitted Liens;

(e)                                  Transfers between or among Borrowers and/or Secured Guarantors; and

(f)                                   Transfers between or among Borrowers and/or Secured Guarantors to Subsidiaries (that are not a Borrower of a Secured Guarantor) not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year.

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“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Secured Guarantor” means any entity that becomes a secured guarantor with respect to the Obligations hereunder.

“SOS Reports” means the official reports from the Secretaries of State of each Collateral State, the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means (a) the debt evidenced by and incurred pursuant to the Subordinated Loan Agreement and the other Subordinated Loan Documents and (b) any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subordinated Lender” means TriplePoint Capital, LLC or any replacement or substitute subordinated lender.

“Subordinated Loan Agreement” means that certain Plain English Growth Capital Loan and Security Agreement dated as of March 1, 2019 by and between Borrower and Subordinated Lender, as amended, restated, supplemented or otherwise modified from time to time in accordance with the Subordination Agreement.

“Subordinated Loan Documents” means the “Loan Documents” as defined in the Subordinated Loan Agreement.

“Subordination Agreement” means that certain Subordination Agreement, dated as of March 1, 2019 by and between Bank and Subordinated Lender, as amended, restated, supplemented or otherwise modified from time to time or any replacement or substitute subordination agreement by and between Bank and Subordinated Lender.

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

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“Term Loan Maturity Date” means September 1, 2021.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

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DEBTOR:	CASPER SLEEP INC.

SECURED PARTY:	PACIFIC WESTERN BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of April 27, 2016, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

DEBTOR:	CASPER SCIENCE LLC

SECURED PARTY:	PACIFIC WESTERN BANK

EXHIBIT B-2

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of April 27, 2016, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

DEBTOR:	CASPER SLEEP RETAIL LLC

SECURED PARTY:	PACIFIC WESTERN BANK

EXHIBIT B-3

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names, and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of March 1, 2019, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

[Please refer to New Borrower Kit]

EXHIBIT D

COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]

EXHIBIT E

BORROWING BASE CERTIFICATE

[Please refer to New Borrower Kit]

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A) — None.

Permitted Investments (Exhibit A) — None.

Permitted Liens (Exhibit A) — None.

Prior Names (Section 5.5) — None.

Litigation (Section 5.6) — None.

Inbound Licenses (Section 5.12) — None.